Exhibit 99.1

News Release

Woodward, Inc. 1000 East Drake Road Fort Collins, Colorado 80525, USA Tel: 970-482-5811 Fax: 970-498-3058

FOR IMMEDIATE RELEASE

CONTACT:	Don Guzzardo
Director, Investor Relations & Treasury
970-498-3580

Woodward Announces Refinancing of $100,000,000 of its 5.63% Series B Senior

Notes Due October 1, 2013

Fort Collins, Colo., October 1, 2013—Woodward, Inc. (NASDAQ:WWD) (the “Company”) today announced it has entered into a note purchase agreement with institutional investors and completed a senior notes issuance of $100 million in aggregate principal amount consisting of three series of senior notes with seven-, ten-, and twelve-year maturities. The notes have an effective weighted average interest rate of 3.76 percent. The Company intends to use the proceeds of the notes to repay all of its outstanding 5.63 percent Series B Senior Notes due October 1, 2013.

Under the terms of the note purchase agreement, Woodward also intends to issue an additional $150 million in aggregate principal amount of senior notes, including one series of floating rate notes, with similar maturities and an overall effective weighted average interest rate on the fixed rate notes of 4.11 percent, on November 15, 2013. The Company believes the senior notes issuances are consistent with its long-range capitalization strategy.

The senior unsecured notes issued in the private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or a solicitation to buy such notes and is issued pursuant to Rule 135c under the Securities Act of 1933.

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About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control system solutions and components for the aerospace and energy markets. The company’s innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com, and connect with us at www.facebook.com/woodwardinc.

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding the use of the proceeds from the private placement of senior notes, the Company’s long-range capitalization strategy and the expectation that Woodward will be able to issue an additional $150 million of senior notes. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, Woodward’s ability to satisfy its representations, warranties and covenants under the note purchase agreement, instability in the financial markets, sovereign credit rating downgrades and uncertainty surrounding European sovereign and other debt defaults, or other prolonged unfavorable economic and other industry conditions; conditions in the capital and financial markets generally, interest rates, general economic conditions and other risk factors described in Woodward’s Annual Report on Form 10-K for the year ended September 30, 2012 and any subsequently filed Quarterly Report on Form 10-Q.

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